Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 13, 2007 on our audit of the financial statements of GSC Acquisition Company as of December 31, 2006, in the registration statement on Form S-1 to be filed on or about May 25, 2007, and the related Prospectus of GSC Acquisition Company for the registration of its units in an initial public offering.

/s/ Ernst & Young LLP

New York, NY	ERNST & YOUNG LLP
May 25, 2007